Exhibit 99.1

Sinoenergy Corporation Announces Conference Call to Discuss Third Quarter 2008 Results
Wednesday August 13, 11:22 am ET

BEIJING, Aug. 13 /Xinhua-PRNewswire-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People's Republic of China, today announced that the Company will host a conference call at 10:00 a.m. Eastern Time on Friday, August 15, 2008 to discuss results for the quarter ended June 30, 2008.

To participate in this live conference call, please dial 888-419-5570 five to ten minutes prior to the scheduled conference call time. International callers should dial 617-896-9871. The conference Passcode is 498 347 61.

For those who are unable to participate in the conference call at the time of the call, a replay will be available for fourteen days starting on Friday, August 15, at 12:00 p.m. Eastern Time. To access the replay, please dial 888- 286-8010. International callers should dial 617-801-6888. The replay Passcode is 498 347 61.

About Sinoenergy

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and builder of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.
For more information, please contact:

Sinoenergy Corporation
Mr. Anlin Xiong, Secretary & Vice President
Tel: +86-10-8493-2965 x860
Email: anlinxiong@sinoenergycorporation.com
Web Site: http://www.sinoenergycorporation.com

CCG Investor Relations, Inc.
Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Website: http://www.ccgir.com